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                                                            EXHIBIT 10

This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 23, 2002, is entered into between Minnesota Mining and Manufacturing Company, a corporation incorporated under the laws of Delaware, with its corporate headquarters in St. Paul, Minnesota (the "Company") and Patrick D. Campbell ("Executive").

	WHEREAS, the Company desires to employ Executive to serve as its Senior Vice President and Chief Financial Officer upon the terms and conditions set forth herein, and Executive wishes to accept employment with the Company upon such terms and conditions;

	NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1.	TERM OF AGREEMENT.

(a) Employment Period. Subject to the termination provisions of this Agreement, the term of Executive's employment under this Agreement (the "Employment Period") will begin on February 1, 2002 (the "Commencement Date") and end on the third anniversary of such Commencement Date. Except as provided in this Agreement, if Executive remains employed by the Company following the expiration of the Employment Period, his employment will be governed by the same terms and conditions applicable to similar executives of the Company and will not be governed by any provision of this Agreement.

(b) Survival. Upon the expiration or termination of this Agreement for any reason, the provisions of this Agreement that by their terms survive such expiration or termination shall continue in effect and will bind each of the parties according to the terms thereof. Such provisions include, without limitation, Sections 1, 5, 6, 8, 9, 10 and 11 hereof.

2.	DUTIES.  The Company shall employ Executive during the Employment
Period as its Senior Vice President and Chief Financial Officer. During the Employment Period, excluding any periods of short-term disability, vacation or sick leave to which he is entitled, Executive shall perform the duties of such positions and such other duties as may be assigned to him by the Chief Executive Officer of the Company (the "Chief Executive Officer"). In performing such duties, Executive shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company. As part of performing such duties, Executive shall comply with all applicable policies generally in effect for employees and senior executives of the Company.

3.	BASE SALARY.  The Company shall pay Executive in accordance with the normal payroll practices of the Company (but not less frequently than monthly) an annual salary at a rate of $450,000 per year ("Base Salary") beginning on the Commencement Date. During the Employment Period, the Base Salary shall be reviewed at least annually and may be adjusted from time to time as determined by the Compensation Committee of the Company's Board of Directors (the "Committee").

4.	PROFIT SHARING.  In addition to the Base Salary described in Section 3 above, the Company shall pay to Executive additional variable compensation pursuant to the Company's Executive Profit Sharing Plan. The amount of such additional variable compensation will depend on the future performance of the Company, as defined in such Plan, and is not guaranteed. Subject to the foregoing, the number of plan shares initially assigned to Executive shall be sufficient to produce annual planned compensation of $300,000. The Company shall pay such profit sharing to Executive in the form of cash, restricted


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shares of common stock of the Company ("Common Shares") or a combination thereof as determined by the Committee at such times and in such manner as is consistent with the treatment of other senior executives of the Company and with the provisions of such Executive Profit Sharing Plan.

5.	SIGNING GRANTS.

(a) Stock Option. The Committee has granted to Executive, effective as of the Commencement Date, an option (the "Initial Option") to purchase 24,000 Common Shares at an exercise price equal to the fair market value of a Common Share on the Commencement Date. The Initial Option will have a term of 10 years from the date of grant, and will become exercisable in increments of one-third on each of the first 3 anniversaries of the Commencement Date, so long as Executive remains continuously employed by the Company. However, the Initial Option will become exercisable in full immediately upon and may be exercised up to two years following the death of the Executive, termination of his employment due to Disability, termination without Cause or termination for Good Reason. In addition, any portion of the Initial Option that has already become exercisable by the date of termination may be exercised up to 90 days following a termination by the Executive without Good Reason. In no event, however, shall the Initial Option be exercisable after the expiration of its 10-year term. The Initial Option shall automatically expire immediately upon a termination for Cause. In all other respects, the Initial Option shall be subject to and governed by the terms of the Company's 1997 Management Stock Ownership Program.

(b) Restricted Stock. The Committee has granted to Executive, effective as of the Commencement Date, 3,000 restricted Common Shares (the "Restricted Shares"). The Restricted Shares will vest in increments of one-third on each of the first 3 anniversaries of the Commencement Date, so long as Executive remains continuously employed by the Company. However, the Restricted Shares will vest immediately upon the death of the Executive or termination of his employment due to Disability. In addition, the vesting percentage of the Restricted Shares will be increased by 33-1/3% upon a termination without Cause or a termination for Good Reason. If the Company terminates Executive's employment for Cause or if Executive terminates his employment (other than by reason of death, Disability or Good Reason) prior to vesting in all the Restricted Shares, the Shares which are not vested shall be automatically forfeited on the date of termination unless the Committee in its sole discretion elects to vest all or any portion of the unvested Shares. In all other respects, the Restricted Shares shall be subject to and governed by the terms of the Company's 1997 Management Stock Ownership Program.

6.	STOCK OPTIONS.  In May 2002 the Committee shall grant Executive an option (the "2002 Option") to purchase a minimum of 18,000 Common Shares at an exercise price equal to the fair market value of a Common Share on the date of grant. The 2002 Option will have a term of 10 years from the date of grant, and will become exercisable at the time specified by the Committee in accordance with the provisions of the Management Stock Ownership Program in effect at such time. However, the 2002 Option will become exercisable in full immediately upon and may be exercised up to two years following the death of the Executive, termination of his employment due to Disability, termination without Cause or termination for Good Reason. In addition, any portion of the 2002 Option that has already become exercisable by the date of termination may be exercised up to 90 days following a termination by the Executive without Good Reason. In no event, however, shall the 2002 Option be exercisable after the expiration of its 10-year term. The 2002 Option shall automatically expire immediately upon a termination for Cause. In all other respects, the 2002 Option shall be subject to and governed by the terms of the Management Stock Ownership Program in effect on the date of grant. The Committee shall in its sole discretion consider Executive for possible future grants of stock options in accordance with the provisions of the Management Stock Ownership Program in effect at such time.


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7.	PERFORMANCE UNITS.   The Committee has granted to Executive, effective
as of the Commencement Date, units under the Company's Performance Unit Plan with a par value equal to $288,000 (the "Initial Performance Units"). These Initial Performance Units will have a 3-year performance period beginning January 1, 2002 and ending December 31, 2004. The ultimate value of the Initial Performance Units will depend on the performance of the Company during the performance period, and is not guaranteed. The Initial Performance Units will vest at the end of the 3-year performance period, so long as Executive remains continuously employed by the Company. However, the Initial Performance Units will vest immediately upon the Executive's death, termination of his employment due to Disability, termination without Cause or a termination for Good Reason prior to the end of the 3-year performance period; provided that in such event, the value of such Units will be limited to their par value multiplied by the ratio of the days the Executive was employed by the Company to the total number of days from the Commencement Date through December 31, 2004. The Committee shall in its sole discretion consider Executive for possible future grants of performance units in accordance with the provisions of the Performance Unit Plan in effect at such time.

8.	OTHER BENEFITS.

(a) Retiree Medical Benefits. The Company shall establish an opening account balance for Executive under its retiree medical program equal to 36,000 retiree medical credits. In recognition of such opening account balance, Executive will be eligible to earn additional retiree medical credits under such program only for up to an additional ten years of employment with the Company.

(b) Vacation. During his employment, Executive shall be entitled to earn and receive paid vacation benefits in accordance with the Company's vacation plan applicable to other senior executives of the Company; provided that in no event shall Executive earn less than four weeks of vacation benefits per year.

(c) Gross Up for Excise Taxes. In the event that any payment made to Executive pursuant to this Agreement is finally determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986 or any similar tax payable under any federal, state or local law, then the Company shall pay Executive an additional amount sufficient to fully satisfy such excise tax and any additional federal, state and local income taxes payable on the additional amount.

(d) Relocation Expenses. The Company will reimburse Executive for the reasonable expenses of relocating his primary residence to the Minneapolis-St. Paul area in accordance with the Company's relocation policy applicable to senior executives. The Company will also assume any liability incurred by Executive as a direct result of terminating the lease on his rental property in Zurich, Switzerland.

9.	SUPPLEMENTAL RETIREMENT BENEFIT.

(a) Amount. The Company will pay Executive additional pension benefits (the "Supplemental Retirement Benefit") to supplement the pension benefits he will be entitled to receive under the Company's and the General Motors pension plans. The formula for this Supplemental Retirement Benefit, which is expressed in the form of an annuity payable over his lifetime beginning when he attains age 60, shall be:

One-twelfth of 45% of his highest average (4 years) annual earnings (base salary plus profit sharing), multiplied by the following fraction, where the numerator is the number of years Executive has been employed by the Company (up to 10) and the denominator is 10,

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minus

(ii)	the sum of the pension benefits Executive is actually receiving or is entitled to receive under the Company's and the General Motors' qualified and nonqualified defined benefit pension plans, in each case after converting the benefits paid or payable under such plans to an Actuarially Equivalent annuity payable for his lifetime commencing at his age 60.

Once Executive has completed two years of continuous employment with the Company, the sum of the amount determined under the above formula and the pension benefits paid or payable under the Company's pension plans shall not be less than one-twelfth of $100,000.

(b) Vesting. Executive will become fully vested in the Supplemental Retirement Benefit after he has completed five years of continuous employment with the Company. However, the Supplemental Retirement Benefit will vest immediately upon Executive's death, termination of his employment due to Disability, a termination without Cause or a termination for Good Reason. If Executive's employment terminates for any other reason prior to his completion of five years of continuous employment with the Company, he will forfeit and will not receive any portion of the Supplemental Retirement Benefit other than the $100,000 minimum benefit described in the last sentence of paragraph (a) above (which he shall receive only if he has completed at least two years of continuous employment with the Company).

(c) Payment. Payment of the Supplemental Retirement Benefit shall begin at the same time as and shall be made in the same form as Executive receives payment of his monthly benefits from the Company's pension plans; provided, however, that the amount of such monthly Benefit payments shall be Actuarially Adjusted in the event payment begins before Executive has attained age 60 or payment is made in a form other than an annuity payable over his lifetime. In the event Executive will not receive any benefits under the Company's pension plans (due to his death or termination of employment prior to vesting in such benefits), the Company shall pay the Actuarial Equivalent of such Supplemental Retirement Benefit in a single lump sum payment promptly following such event. For purposes of the Supplemental Retirement Benefit, the terms "Actuarially Equivalent" or "Actuarially Adjusted" shall mean making one benefit of equivalent value to another benefit using the interest rate and mortality assumptions then in effect under the Company's pension plans. Payments of the Supplemental Retirement Benefit will be made from the Company's general assets, and not from any trust funding the Company's pension plans.

10. 	TERMINATION BENEFITS.

(a) Termination without Cause or for Good Reason. The Company may terminate Executive's employment without Cause or Executive may terminate his employment for Good Reason. In such event, the Company shall pay to Executive promptly after the date of termination a lump sum cash amount equal to (a) two times his then current annual Base Salary and annual planned profit sharing if such termination occurs during the first five years following the Commencement Date, or (b) one times his then current annual Base Salary and annual planned profit sharing if such termination occurs more than five but no more than ten years following the Commencement Date. Executive's right to the payment described in the preceding sentence will be contingent upon his execution of a general release of all claims against the Company, in a form mutually acceptable to Executive and the Company.

(b) Termination for Cause, upon Disability or other than for Good Reason. During the Employment Period and thereafter, the Company may terminate Executive's employment for Cause or in the event of Executive's Disability, and Executive may terminate his employment for other than Good Reason. In such event, Executive shall only be entitled to receive the Base Salary,


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profit sharing and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

(c) Termination upon Death. Executive's employment will automatically terminate in the event of his death. In such event, Executive shall only be entitled to receive the Base Salary, profit sharing and other benefits he has accrued through the date of termination and Executive shall not be entitled to receive any severance payment.

(d) Exclusive Remedy. The amounts described in this Section 10 shall be Executive's exclusive remedy for any damages resulting from a termination of his employment for any reason.

(e) Definitions.  For purposes of this Agreement:

(i) 	The term "Cause" means any one of the following:

(A) Executive's indictment on or conviction of any felony or a misdemeanor involving fraud, dishonesty or moral turpitude,

(B) Executive's material breach of this Agreement, provided that such breach will not constitute Cause if Executive cures the breach within 10 days after delivery to the Executive of a written notice from the Chief Executive Officer specifying the breach,

(C) the willful and intentional material misconduct by Executive in the performance of his duties under this Agreement, or

(D) the willful or intentional failure by Executive to materially comply with a specific, written directive of the Chief Executive Officer that is consistent with normal business practice and Executive's responsibilities under this Agreement;

The term "Disability" means a mental or physical illness or injury which renders Executive unable or incompetent to carry out the material job responsibilities or the material duties of Executive's position, with or without reasonable accommodation, and which is expected to last for a duration in excess of six months; and

(iii)	The term "Good Reason" means any one of the following events unless
Executive otherwise agrees in writing:

(A) the Company reduces Executive's total annual planned compensation (Base Salary plus profit sharing) by more than 15%;

(B) Executive is relocated to a primary work site located outside of a 50-mile radius of his then current work site; or

(C) Executive is reassigned to a position having primary responsibilities which are significantly less than those of his immediately prior position;

provided, however, that none of the above events will constitute Good Reason if the Company cures such event within 10 days after delivery of a written notice from Executive specifying the Good Reason.

11. MISCELLANEOUS.

(a) Employee Agreement. In return for the Company's agreement to employ him and its execution of this Agreement, Executive has agreed to enter into and will on the Commencement Date sign the Employee Agreement provided by the Company.


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(b) Confirmation.  By signing this Agreement, Executive confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that, during the Employment Period, he will not perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement.

(c) Enforcement. In the event of a dispute over the amounts payable under this Agreement, the prevailing party will be entitled to reimbursement from the other party for its reasonable attorneys' fees and other expenses incurred in resolving such dispute.

(d) Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to Executive's employment by the Company and the other matters discussed herein, and it supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may not be amended or modified except by a written instrument executed by the parties.

(e) Currency and Taxes. All monetary amounts stated in this Agreement are expressed and shall be payable in United States dollars. The Company shall withhold from any amounts payable pursuant to this Agreement all federal, state and local taxes required by law to be withheld from such payments.

(f) Assignment; Successors. Executive may not assign his rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and beneficiaries, the Company and its successors and assignees.

(g) Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

(h) Governing Law/Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its or any other forum's choice of law principles. The parties agree that any litigation in any way relating to this Agreement or to Executive's employment with the Company, including but not limited to the termination of this Agreement or of Executive's employment, will be venued in the State of Minnesota, Ramsey County District Court, or the United States District Court for the District of Minnesota. Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Minnesota Mining and Manufacturing Company        Executive

By    /s/ W. James McNerney, Jr.                /s/ Patrick D. Campbell
        W. James McNerney, Jr.                    Patrick D. Campbell
        Chief Executive Officer